Exhibit 99.1

News Release

BUCKEYE GP HOLDINGS L.P.

Five TEK Park

9999 Hamilton Blvd.

NYSE: BGH

Breinigsville, PA  18031

Contact:	Stephen R. Milbourne,	09-04
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2009 FIRST QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Breinigsville, PA — April 30, 2009 . . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today reported its financial results for the first quarter of 2009.  BGH’s net income for the first quarter of 2009 was $10.1 million, or $0.36 per common unit, compared with net income of $5.8 million, or $0.21 per common unit, for the first quarter of 2008.  Revenue in the first quarter of 2009 increased to $416.8 million from revenue of $380.3 million in the first quarter of 2008.  Operating income increased in the first quarter of 2009 to $68.9 million from $56.1 million in the fourth quarter of 2008.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”) and reports its financial results on a consolidated basis with the financial results of Buckeye.  BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries.

The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.35 per common unit, or $1.40 per common unit on an annualized basis, payable on May 29, 2009 to unitholders of record on May 11, 2009.  This cash distribution represents an increase in the quarterly distribution of 6.1 percent compared to the quarterly cash distribution of $0.33 paid in February 2009 and an increase of 16.7 percent compared to the quarterly cash distribution of $0.30 paid in May 2008.

BGH will host a conference call to discuss its financial results for the first quarter of 2009 on Friday, May 1, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis, at: http://www.videonewswire.com/event.asp?id=57887.  Interested parties may participate in the call by joining the conference at (888) 600-4861 and referencing conference ID 8577944.  An audio replay of the conference call also will be available through May 6, 2009 by dialing (719) 457-0820 and referencing conference ID 8577944.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye GP Holdings L.P.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”), (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors:  (1) terrorism, adverse weather conditions, environmental releases, and natural disasters; (2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; and (7) nonpayment or nonperformance by Buckeye’s customers.  You should read our Annual Report on Form 10-K for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(UNAUDITED)

	Three months ended
	March 31,
	2009	2008

Revenues:
Product sales	$268,779	$241,046
Transportation and other	148,061	139,229
Total revenue	416,840	380,275

Costs and expenses:
Cost of product sales	250,676	236,611
Operating expenses	73,900	66,291
Depreciation and amortization	13,364	11,383
General and administrative	10,035	9,896
Total costs and expenses	347,975	324,181

Operating income	68,865	56,094

Other income (expense):
Investment income	152	614
Interest and debt expense	(17,403)	(18,178)
Total other expense	(17,251)	(17,564)

Income before equity income	51,614	38,530
Equity income	2,082	2,055
Net income	53,696	40,585

Less: Net income attributable to noncontrolling interest	(43,547)	(34,736)

Amounts attributable to Buckeye GP Holdings L.P.	$10,149	$5,849

Net income per partnership unit:
Diluted	$0.36	$0.21

Weighted average number of limited partner units outstanding:
Diluted	28,300	28,300